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                                                                    EXHIBIT 99.J

                                JOINDER AGREEMENT

         This Joinder Agreement (this "Agreement") is executed and delivered by
W. Howard Lester, a resident of the State of California ("Lester"), effective as of May 1, 2001.

                                    RECITALS

         WHEREAS, Inter-Him N.V., a Netherlands Antilles corporation ("Inter-Him"), and Harold's Stores, Inc., an Oklahoma corporation (the "Company"), entered into a Series 2001-A Preferred Stock Purchase Agreement dated as of February 28, 2001 (the "Stock Purchase Agreement"), pursuant to which Inter-Him purchased from the Company 300,000 shares of Series 2001-A Preferred Stock, $.01 par value per share (the "Preferred Stock");

         WHEREAS, in connection with Inter-Him's purchase of the Preferred Stock, Inter-Him entered into an Investor Rights Agreement, Right of First Refusal Agreement and Voting Agreement, each dated as of February 28, 2001 and delivered pursuant to the Stock Purchase Agreement (the "Ancillary Agreements");

         WHEREAS, effective as of May 1, 2001, Inter-Him has sold 37,500 shares of Preferred Stock (the "Shares") to Lester for an aggregate cash purchase price of $750,000; and

         WHEREAS, in connection with Lester's purchase of the Shares, Lester shall become a party to the Stock Purchase Agreement and the Ancillary Agreements (the "Transaction Agreements") as an "Investor" thereunder.

                                    AGREEMENT

         NOW, THEREFORE, for good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

         1. Joinder. Lester hereby agrees that as of the date hereof he shall, and hereby does, become a party to and bound by the Transaction Agreements as an "Investor" thereunder, and shall perform the obligations contained therein as if he had originally executed the Transaction Agreements as an Investor.

         2. Acknowledgement. Lester acknowledges that he has been provided with copies of the executed Transaction Agreements and has had an adequate opportunity to review such agreements, to have answered any questions concerning such agreements, and to consult with his attorney regarding the terms of such agreements and the consequences of his becoming a party to them.

         3. Certain Representations. Without limiting any other representation or warranty in the Transaction Agreements that Lester is making by the execution and delivery of this


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Agreement, Lester represents and warrants for the benefit of Inter-Him and the
Company that: (a) he has the power and authority to enter into the Transaction Agreements and to carry out the terms and conditions of the Transaction Agreements as an Investor thereunder; (b) the execution and delivery of the Transaction Agreements and this Agreement and compliance with or performance under them has been duly authorized by all necessary action on his part in compliance with applicable law; (c) the carrying out of the terms and conditions of the Transaction Agreements by Lester is not restricted by or in violation either of any applicable law to which he is subject or of any agreement, commitment, order, ruling or proceeding to which he is a party; and (d) each of the Transaction Agreements and this Agreement constitutes the valid and binding agreement of Lester.

         DULY EXECUTED by the undersigned, effective as of May 1, 2001.


                                             /s/ W. Howard Lester
                                             -----------------------------------
                                             W. Howard Lester


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